Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-280286 on Form F-3 and Registration Statement Nos. 333-185477 and 333-261554 on Form S-8 of our reports dated March 21, 2025, relating to the financial statements of Melco Resorts & Entertainment Limited and the effectiveness of Melco Resorts & Entertainment Limited’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Singapore

March 21, 2025